Exhibit 23.2

Consent of Independent Petroleum Engineers

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, the oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2023, included in or made part of the registration statements on Form S-3 (Nos. 333-270153 and 333-273488) and Form S-8 (Nos. 333-231248, 333-188758, 333-140856, 333-124218, 333-266531 and 333-85598) of Ovintiv Inc., which appears in this Current Report on Form 8-K/A dated February 4, 2025.

McDaniel & Associates Consultants Ltd.

/s/ Michael Verney
Michael Verney, P.Eng.
Executive Vice President

Calgary, Alberta

February 4, 2025